December 5, 1997


Kevin Waetke, (515) 281-2785

MIDAMERICAN CONTINUES TO FEEL IMPACT OF NATIONWIDE SLOW DOWN IN COAL DELIVERY
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Coal  delivery to  MidAmerican  Energy's  Neal  electric  generation  facilities continues to be impacted by the nationwide slow down of trains by the Union Pacific (UP) Railroad. Late Thursday, the Surface Transportation Board (STB), a federal agency that regulates the railroad industry, determined that the rail emergency it found in its Oct. 31, 1997 order continues to exist. The STB will continue to exercise oversight of the emergency situation involving the UP through March 15, 1998. The STB decision came at the end of a hearing that allowed concerned parties, and the UP, to present comments regarding the current emergency situation.

Over the past few months, the UP has had difficulty in delivering its customers' assorted cargo, including coal and grain. MidAmerican's Neal generation facilities near Sioux City are served exclusively by the UP. While MidAmerican continues to experience coal inventory problems at its Neal generation facility, deliveries have increased over the past two weeks. MidAmerican's coal inventory is improving but remains lower than is desirable. The improvements are primarily a result of actions MidAmerican has taken to conserve coal.

The UP's delivery problems have impacted MidAmerican's ability to sell energy to other utilities. In an effort to preserve coal supply, MidAmerican is foregoing opportunities to make such sales. In addition, MidAmerican elected to shut down one of its Neal generating plants two weeks ago in an effort to increase its coal inventory and perform required maintenance.

MidAmerican officials continue to work with UP officials to improve coal transportation and build coal inventory to an appropriate level. To increase coal deliveries, MidAmerican is asking UP to dedicate additional trains to serve MidAmerican's Neal generation facilities beyond those already delivering to the plants. While the situation has impacted energy sales to other utilities, MidAmerican electric customers have not been impacted by the coal shortage.

MidAmerican Energy Company, Iowa's largest energy company, provides electric service to 642,000 customers and natural gas service to 610,000 customers in Iowa, Illinois, Nebraska and South Dakota. Company headquarters are in Des Moines, Iowa. Information about MidAmerican is available on the Internet at http://www.midamerican.com.